                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934
                               (Amendment No.   )


Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                                   NCH Corporation
- - -----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                   NCH Corporation
- - -----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1)  Title of each class of securities to which transaction applies:

   2)  Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11;*

   4)  Proposed maximum aggregate value of transaction:

   * Set forth the amount on which the filing is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   1)  Amount previously paid:

   2)  Form, schedule or registration statement no.:

   3)  Filing party:

   4)  Date filed:

                                     [LOGO]






                           2727 Chemsearch Boulevard
                              Irving, Texas  75062

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held July 28, 1994



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NCH Corporation will be held in Gallery I of the Hotel Crescent Court (at the corner of Pearl and Cedar Springs Streets), Dallas, Texas, on Thursday, the 28th day of July, 1994, at 10:00 a.m., Central Daylight Time, for the following purposes:

  1. To elect two Class III directors of NCH to hold office until the next annual election of Class III directors by stockholders or until their respective successors are duly elected and qualified.

  2. In accordance with the requirements of Section 162(m) of the Internal Revenue Code, to approve an incentive bonus plan for members of the Executive Committee of the Board of Directors.

  3. To ratify the appointment of KPMG Peat Marwick, Certified Public Accountants, to be the independent auditors of NCH for the fiscal year ending April 30, 1995.

  4. To transact such other business as may properly come before the meeting or any adjournments of the meeting.

   The Board of Directors has fixed the close of business on Wednesday, June 1, 1994, as the record date for determining stockholders entitled to vote at and to receive notice of the annual meeting.

   Whether or not you expect to attend the meeting in person, you are urged to complete, sign, and date the enclosed form of proxy and return it promptly so that your shares of stock may be represented and voted at the meeting. If you are present at the meeting, your proxy will be returned to you if you so request.


                                  Joe Cleveland,
                                       Secretary

Dated:  June 22, 1994

                                     [LOGO]



                           2727 Chemsearch Boulevard
                              Irving, Texas  75062

                                PROXY STATEMENT
                                      For
                         ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on July 28, 1994

                              Dated: June 22, 1994

                    SOLICITATION AND REVOCABILITY OF PROXIES

   The accompanying proxy is solicited by the management of, and on behalf of, NCH Corporation, a Delaware corporation ("NCH"), to be voted at the Annual Meeting of the Stockholders of NCH, to be held Thursday, July 28, 1994 (the "Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting. When properly executed proxies in the accompanying form are received, the shares represented thereby will be voted at the Meeting in accordance with the directions noted on the proxies; if no direction is indicated, then such shares will be voted for the election of the directors and in favor of the proposals set forth in the Notice of Annual Meeting attached to this Proxy Statement.

   The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting:
(1) matters that NCH's Board of Directors does not know a reasonable time before the Meeting are to be presented at the Meeting; and (2) matters incidental to the conduct of the Meeting. Management does not intend to present any business for a vote at the Meeting other than the matters set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the stockholders properly come before the Meeting, then, subject to the limitations set forth in the applicable regulations under the Securities Exchange Act of 1934, it is the intention of the persons named in the attached form of proxy to vote the proxies held by them in accordance with their judgment on such matters.

   Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of NCH either a written revocation or a duly executed proxy bearing a date subsequent to the date of the proxy being revoked. Any stockholder may attend the Meeting and vote in person, whether or not such stockholder has previously submitted a proxy.

   In addition to soliciting proxies by mail, officers and regular employees of NCH may solicit the return of proxies. Brokerage houses and other custodians, nominees, and fiduciaries may be requested to forward solicitation material to the beneficial owners of stock.

   This Proxy Statement and the accompanying proxy are first being sent or given to NCH's stockholders on or about June 24, 1994.

   NCH will bear the cost of preparing, printing, assembling, and mailing the Notice of Annual Meeting, this Proxy Statement, the enclosed proxy, and any additional material, as well as the cost of forwarding solicitation material to the beneficial owners of stock.


                                 VOTING RIGHTS

   The record date for determining stockholders entitled to notice of and to vote at the Meeting is the close of business on June 1, 1994. On that date there were 8,280,040 shares issued and outstanding of NCH's $1.00 par value common stock ("Common Stock"), which is NCH's only class of voting securities outstanding. Each share of NCH's Common Stock is entitled to one vote in the matter of election of directors and in any other matter that may be acted upon at the Meeting. Neither NCH's certificate of incorporation nor its bylaws permits cumulative voting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting, but in no event will a quorum consist of less than one-third of the shares entitled to vote at the Meeting. The affirmative vote of a plurality of the shares of Common Stock represented at the Meeting and entitled to vote is required to elect directors. All other matters to be voted on will be decided by a majority of the shares of Common Stock represented at the meeting and entitled to vote. Abstentions and broker nonvotes are each included in determining the number of shares present at the meeting for purposes of determining a quorum. Abstentions and broker nonvotes have no effect on determining plurality, except to the extent that they affect the total votes received by any particular candidate. With respect to the proposal to approve an incentive bonus plan for members of the Executive Committee of the Board of Directors, abstentions have the effect of votes against the proposal and broker nonvotes are not counted.


                             ELECTION OF DIRECTORS

   NCH's Board of Directors consists of seven members, divided into three classes: Class I (two directors), Class II (three directors), and Class III (two directors). Only the Class III positions are due for nomination and election at the Meeting. The Class I and Class II positions will be due for nomination and election at the annual meetings of stockholders to be held in 1995 and 1996, respectively.

   The intention of the persons named in the enclosed proxy, unless such proxy specifies otherwise, is to vote the shares represented by such proxy for the election of Jerrold M. Trim and Irvin L. Levy as the Class III directors. Messrs. Jerrold M. Trim and Irvin L. Levy have been nominated to stand for re-election by the Board of Directors until their terms expire or until their respective successors are duly elected and qualified. Messrs. Jerrold M. Trim and Irvin L. Levy are presently directors of NCH. Messrs. Irvin, Lester, and Milton Levy are brothers. Robert L. Blumenthal is a first cousin of Messrs. Irvin, Lester, and Milton Levy. Certain information regarding each nominee and director is set forth below. The number of shares beneficially owned by each nominee is listed under "Security Ownership of Principal Stockholders and Management."

                               Class I Directors

   J. Rawles Fulgham, Jr., 66, has been a director of NCH since 1981. Mr. Fulgham was an executive director of Merrill Lynch Private Capital Inc. from 1982 until 1989, when he assumed his current position as a Senior Advisor to Merrill Lynch & Co., Inc. He is also a director of Dresser Industries, Inc., Indresco, Inc., Republic Financial Services, Inc., and BancTec, Inc., all of which are located in Dallas, Texas. Mr. Fulgham is a member of the Audit Committee and the Compensation Committee.

   Lester A. Levy, 71, has been a director and officer of NCH since 1947, and since 1965 has served as Chairman of the Board of Directors of NCH. He is either the president or a vice president of substantially all of NCH's subsidiaries. Mr. Levy is also a director of A.H. Belo Corporation, Dallas, Texas. Mr. Levy is a member of the Stock Option Committee and the Executive Committee.

                        Class II Directors and Nominees

   Robert L. Blumenthal, 63, has engaged in the practice of law since 1957. He is a partner at the Dallas law firm of Carrington, Coleman, Sloman & Blumenthal, L.L.P., which serves as NCH's legal counsel.

   Thomas B. Walker, Jr., 70, has been a director of NCH since 1987. He was a general partner of Goldman, Sachs & Co. from 1968 until 1984 when he assumed his current position as a limited partner of The Goldman Sachs Group, L.P. Mr. Walker is also a director of Sysco Corporation, A.H. Belo Corporation, and Central and South West Corporation. He is a member of the Audit Committee and the Compensation Committee.

   Milton P. Levy, Jr., 68, has been a director and officer of NCH since 1947, and since 1965 has served as Chairman of the Executive Committee of NCH. He is either the president or a vice president of substantially all of NCH's subsidiaries. Mr. Levy is also an advisory director of Texas Commerce Bank, N.A. He is a member of the Stock Option Committee and the Executive Committee.

                              Class III Directors

   Jerrold M. Trim, 57, has been a director of NCH since 1980 and is the president and majority shareholder of Windsor Association, Inc., which is engaged primarily in investment consulting services. He is also a general partner of Chiddingstone Management Company and The Penshurst Fund, which are limited partnerships that invest in marketable securities. He is a member of the Audit Committee and the Compensation Committee.

   Irvin L. Levy, 65, has been a director and an officer of NCH since 1950, and has served as NCH's President since 1965. He is either president or a vice president of substantially all of NCH's subsidiaries. Mr. Levy is a member of the Stock Option Committee and the Executive Committee. Mr. Levy is also a director of NationsBank of Texas, N.A.

   If either of the above nominees for Class III directors should become unavailable to serve as a director, then the shares represented by proxy will be voted for such substitute nominees as may be nominated by the Board of Directors. NCH has no reason to believe that either of the above nominees is, or will be, unavailable to serve as a director.

Meeting Attendance and Committees of the Board

   NCH has audit, compensation, executive, and stock option committees of the Board, whose members are noted above. During the last fiscal year, the Board of Directors met on five occasions, the Compensation Committee met twice, the Audit Committee met once, the Executive Committee met or acted by consent at least 33 times, and the Stock Option Committee met once. NCH does not have a standing nominating committee of the Board. Nominees to the Board are selected by the entire Board.

   The Audit Committee of the Board reviews the scope of the independent auditors' examinations and the scope of activities of NCH's internal auditors. Additionally, it receives and reviews reports of NCH's independent auditors and internal auditors. The Audit Committee also meets (without management's presence, if the Audit Committee so desires) with the independent auditors and members of the internal auditing staff, receives recommendations or suggestions for change, and may initiate or supervise any special investigations it may choose to undertake.

   The Compensation Committee recommends to the Board of Directors the salaries of Messrs. Irvin, Lester, and Milton Levy.

   The Executive Committee possesses all of the powers of the Board of Directors between meetings of the Board.

   The Stock Option Committee of the Board determines those employees of NCH and its subsidiaries who will receive stock options and the amount of such options.


                    PROPOSAL TO APPROVE EXECUTIVE COMMITTEE
                              INCENTIVE BONUS PLAN

   Section 162(m), which was added to the Internal Revenue Code in August 1993, denies the deduction for compensation over $1 million per year paid by a publicly traded company to the chief executive and the four other most highly compensated officers. Compensation based on performance goals and approved by the stockholders is excluded from the limitation on deductions over $1 million. To qualify for the exclusion: (i) the compensation must be paid solely for achieving performance goals; (ii) the performance goals must be established by a compensation committee consisting of outside directors;
(iii) the terms under which the compensation will be paid, including the performance goals, must be described to and approved by stockholders; and
(iv) prior to payment, the compensation committee must certify that the performance goals and other terms were satisfied.

   To qualify all compensation paid to the Executive Committee of the Board of Directors as a deductible expense under Section 162(m) of the Internal Revenue Code, on April 28, 1994, the Compensation Committee of the Board of Directors adopted an incentive bonus plan (the "Bonus Plan"), subject to stockholder approval, for members of the Executive Committee.

   The Bonus Plan provides a formula for determining the amounts of annual bonuses to be paid to each member of the Executive Committee. Bonus amounts will depend on the amount by which NCH's net income after taxes, but before accrual for any bonus under the Bonus Plan, for a particular fiscal year increases over its net income for the preceding fiscal year. If net income increases less than 10%, then no bonus will be paid. Increases from 10% to less than 14% will result in payment of a $225,000 bonus to each member of the Executive Committee. Increases from 14% to less than 16% will result in payment of a $300,000 bonus to each Executive Committee member. Increases of 16% or more will result in payment of a $375,000 bonus to each member of the Executive Committee.

   The Bonus Plan prohibits amendment of its terms to increase the cost of the Bonus Plan to NCH or to change the persons to whom bonuses will be paid under the Bonus Plan without a vote of NCH's stockholders.

   The following table summarizes the amounts that would have been received by or allocated to each member of the Executive Committee for the last three completed fiscal years had the Bonus Plan been in effect.

                               NEW PLAN BENEFITS
                    Executive Committee Incentive Bonus Plan
                                                              Dollar
               Name and Position                             Value ($)
               -----------------                             ---------

       Irvin L. Levy, President                                 0
       Lester A. Levy, Chairman of the Board                    0
       Milton P. Levy, Jr., Chairman of the Executive Committee 0


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

     Directors who are not executive officers of NCH receive compensation of $25,000 per annum and $1,000 for each meeting of the Board of Directors or Board committee attended. All other directors receive $1,000 for each such meeting attended. Members of the Stock Option Committee and Executive Committee are not compensated separately for their services on such committees.

Report on Executive Compensation

Responsibility for Executive Compensation

     Three outside directors, as the Compensation Committee of NCH (Messrs. Fulgham, Trim, and Walker), have primary responsibility for recommending to the Board the executive compensation program for Messrs. Irvin, Lester, and Milton Levy. The Compensation Committee recommends to the Board an annual aggregate base compensation for the Office of the Executive Committee and, pending shareholder approval of the Executive Committee Bonus Plan, is responsible for administering and approving incentive compensation for the Office of the Executive Committee. After Board approval of the Compensation Committee's recommendation for aggregate base compensation (with Messrs. Irvin, Lester, and Milton Levy abstaining), the Messrs. Levy divide the compensation of the Executive Committee among themselves. Messrs. Irvin, Lester, and Milton Levy are responsible for administering the compensation program for all other officers of NCH.

Executive Compensation Strategy

     With respect to compensation of all key executives other than Messrs. Irvin, Lester, and Milton Levy, NCH's strategy is generally as follows:

        Attract and retain key executives by delivering a market competitive rate of base pay. Market competitive rates of pay are determined by reviewing compensation data from other companies that resemble NCH in terms of lines of business, size, scope, and complexity.

        Provide salary increases to key executives based on their individual effort and performance. In addition to the individual's experience, job duties, and performance, annual increases are influenced by NCH's overall performance.

        Provide annual incentive opportunities based on objectives that NCH feels are critical to its success during the year. Target incentive levels are set on an individual basis and actual awards are made at the Executive Committee's discretion.

        Provide long-term incentives to key employees so that employees are focused on activities and decisions that promote NCH's long-term financial and operational success. To meet this objective, NCH offers stock options to certain key employees. Options are generally granted for a period of five years at a price that is at least equal to the fair market value of the Common Stock at the time of grant. Options vest in equal increments over a three-year period from the time of grant.


Compensation of Messrs. Irvin, Lester, and Milton Levy

     The Compensation Committee occasionally seeks assistance and relies on compensation data supplied by an outside compensation consulting firm to determine the competitiveness of NCH's compensation programs. Based on survey and proxy analyses performed by the consulting firm, the Compensation Committee believes that the aggregate compensation for the Office of the Executive Committee to be at the 75th percentile of total direct compensation (base salary plus annual incentives plus present value of long-term incentives granted) in chemical companies and other industrial companies of similar size. Given the tenure and depth of experience of the Office of the Executive Committee, the Compensation Committee feels that this is an appropriate competitive level of compensation. All of the companies in the peer group in NCH's performance graph on page 10 of this Proxy Statement are included in the proxy analysis performed by the consulting firm. NCH's performance in sales and earnings in the then current economic and competitive environment, adjusted for currency fluctuations, is considered in setting executive compensation, although no formula or preset goal is used.

     NCH has adopted a separate strategy with respect to the incentive compensation of the Office of the Executive Committee (Messrs. Irvin, Lester, and Milton Levy). Since these individuals are very significant long-term stockholders of NCH, some of the typical approaches to executive compensation that exist in the marketplace are not necessarily relevant at NCH. Long-term incentive programs are implemented for senior executives to create a link between the corporation's performance and the executive's own personal wealth. In light of the shareholding of Messrs. Irvin, Lester, and Milton

Levy, they are already significantly impacted financially by NCH's overall performance. The Compensation Committee generally feels that in this situation any long-term incentive program should be tied to salary or bonus.

     In terms of short-term incentive compensation, NCH is submitting the Executive Committee Bonus Plan for stockholder approval at the Meeting. Since aggregate compensation for the Office of the Executive Committee could result in a member receiving over $1 million in annual compensation, NCH finds it necessary to comply with the provisions of Section 162(m) of the Internal Revenue Code to qualify for tax deductibility all compensation paid to the Executive Committee. NCH's policy is to qualify to the extent practicable all compensation paid to its executive officers for tax deductibility in accordance with Section 162(m). The stockholders must approve the Bonus Plan before it goes into effect.

Conclusion

     The Compensation Committee believes that current compensation arrangements in place at NCH are reasonable and competitive given NCH's size and status and the current regulatory environment surrounding executive compensation. The base salary program allows NCH to attract and retain management talent. In addition, for those employees who are incentive eligible, such systems continue to provide the necessary link between the attainment of NCH's performance objectives and the compensation received by executives.

                                       Executive Committee &
              Compensation Committee        Stock Option Committee
              ----------------------   ----------------------

              J. Rawles Fulgham, Jr.  Irvin L. Levy
              Jerrold M. Trim         Lester A. Levy
              Thomas B. Walker, Jr.   Milton P. Levy, Jr.

    The report on executive compensation will not be deemed to be incorporated by reference into any filing by NCH under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that NCH specifically incorporates the above report by reference.


Compensation Committee Interlocks and Insider Participation in Compensation Decisions

    Messrs. Irvin, Lester, and Milton Levy are members of the Executive Committee of NCH's Board of Directors, which committee determines most salaries and promotions with respect to officers of NCH and its subsidiaries, and of the Stock Option Committee, which determines those employees of NCH and its subsidiaries who will receive stock options and the amount of such options. Messrs. Irvin, Lester, and Milton Levy are executive officers and employees of NCH.

    NCH's Board of Directors (with the subject members abstaining) determines the salaries of Messrs. Irvin, Lester, and Milton Levy after recommendation of the Compensation Committee, whose members are J. Rawles Fulgham, Jr., Jerrold M. Trim, and Thomas B. Walker, Jr.

Executive Compensation

  The following table summarizes the compensation paid to Messrs. Irvin, Lester, and Milton Levy, who together hold the office of the Executive Committee, and to NCH's two other most highly compensated executive officers (whose compensation exceeded $100,000 in fiscal 1994) for services rendered in all capacities to NCH during the fiscal years ended April 30, 1994, 1993, and 1992.

                           SUMMARY COMPENSATION TABLE
                                             Annual
                                        Compensation(1)
     Name and                 Fiscal   ------------------     All Other
Principal Positions            Year    Salary(2)   Bonus   Compensation(3)
- - --------------------          ------   ---------  -------  ---------------
Irvin L. Levy, President        1994   $ 815,734   $     -     $6,016
                                1993     794,029         -      5,184
                                1992     778,029         -          -

Lester A. Levy, Chairman        1994     822,635         -      5,316
  of the Board                  1993     748,082         -      5,184
                                1992     748,650         -          -

Milton P. Levy, Jr., Chairman   1994     963,877         -      6,016
  of the Executive Committee    1993   1,042,078                5,184
                                1992     975,808         -          -

Thomas F. Hetzer, Vice          1994     153,410     5,725      3,416
  President - Finance           1993     135,954    17,000      4,204
                                1992     125,005    16,000          -

Glen L. Scivally, Vice          1994     151,352     5,250      3,421
  President and Treasurer       1993     134,124    15,750      4,571
                                1992     124,216    20,700          -

- - -------------------------------

(1) Certain of NCH's executive officers receive personal benefits in addition to annual salary and bonus. The aggregate amounts of the personal benefits, however, do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the named executive officer.

(2) Includes compensation for services as a director (other than Mr. Hetzer and Mr. Scivally).

(3) The amounts included in this column were contributed to the accounts of the executives included in the table under NCH's qualified profit sharing and savings plan. Compensation that would otherwise be included in this column for fiscal year 1992 has been omitted pursuant to the phase-in provisions of the executive compensation rules promulgated by the Securities and Exchange Commission.

Retirement Agreements

    NCH has entered into retirement agreements with Messrs. Irvin, Lester, and Milton Levy that provide for lifetime monthly payments and guarantee 120 monthly payments beginning at death, retirement, or disability. Payments under these agreements will be $385,000 per year, subject to adjustment each year after 1993 for increases in the United States Consumer Price Index for the preceding year.



                              CERTAIN TRANSACTIONS

    NCH has entered into split dollar life insurance agreements with the sons of Lester A. Levy and Irvin L. Levy who are NCH employees and with Lester A. Levy's daughter, concerning the purchase of life insurance policies insuring Irvin L. Levy, Lester A. Levy, and Milton P. Levy, Jr. The employee or daughter pays the "economic benefit" portion of the premium (computed under Internal Revenue Code Rulings 55-747 and 66-110) and NCH pays the rest of the premium. The premium averages approximately $570,000 per year for the remaining premium payment period, estimated to be 15 years. The impact of these policies on after-tax earnings was $98,000 in fiscal 1994. Because of the cash value build up of the policies, they should have either no material effect or a positive effect on earnings in subsequent years. The insurance provides benefits to the above indicated employees totalling $10,000,000 on the death of combinations of insureds. NCH has been granted a security interest in the cash value and death benefit of each policy to the extent of the sum of premium payments made by NCH. These arrangements are designed so that if the assumptions made as to mortality experience, policy earnings, and other factors are realized, then NCH will recover all of its premium payments.

    The purpose of the arrangement in addition to providing benefits to the employees is to provide cash to the families of Messrs. Lester and Irvin Levy at the approximate time of death of the senior Levys to avoid their Common Stock being forced on to the market at a potentially inappropriate time.

                FIVE YEAR COMPARISON OF CUMULATIVE TOTAL RETURN


    The following graph presents NCH's cumulative stockholder return during the period beginning April 30, 1989, and ending April 30, 1994. NCH is compared to the S&P 500 and a peer group consisting of companies that collectively represent lines of business in which NCH competes. The companies included in the peer group index are Betz Laboratories, Inc., The Dexter Corporation, Ecolab Inc., Lawson Products, Inc., Nalco Chemical Company, National Service Industries, Inc., Petrolite Corporation, Premier Industrial Corporation, Quaker Chemical Corporation, Safety-Kleen Corp., and Snap-On Tools Corporation. Each index assumes $100 invested at the close of trading on April 30, 1989, and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.








[THE STOCK PERFORMANCE GRAPH IS SUBMITTED IN PAPER UNDER COVER OF FORM SE]






























    The stock price performance depicted in the graph above is not necessarily indicative of future price performance. The graph will not be deemed to be incorporated by reference in any filing by NCH under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that NCH specifically incorporates the graph by reference.

                             SECURITY OWNERSHIP OF
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT


    The following table sets forth certain information regarding the beneficial ownership of NCH's Common Stock as of June 1, 1994, by: (i) persons known to management to beneficially own more than 5% of NCH's Common Stock; (ii) each director and nominee for director; (iii) the three persons holding the office of the Executive Committee and NCH's two other most highly compensated executive officers (whose compensation exceeded $100,000 in fiscal 1994); and (iv) all directors and executive officers of NCH as a group. Except as noted below, each person included in the table has sole voting and investment power with respect to the shares that the person beneficially owns.

             Name of         Amount and Nature of        Percent
       Beneficial Owner      Beneficial Ownership       of Class
    ----------------------- -----------------------    ----------
	   Robert L. Blumenthal              2,683                 *
    J. Rawles Fulgham, Jr. (1)        2,000                 *
    Thomas F. Hetzer                      0                 -
    Irvin L. Levy (2)(3)          1,558,206              18.8%
    Lester A. Levy (2)(4)         1,500,358              18.1%
    Milton P. Levy, Jr. (2)(5)    1,121,930              13.5%
    Glen L. Scivally                      0                 -
    Jerrold M. Trim (6)                   0                 -
    Thomas B. Walker, Jr.            10,000                 *

    All directors and executive   4,147,693              50.1%
    officers as a group (12 people)

- - ------------------------------------

*   Less than 1% of class.

(1) Of these shares, 700 are held by a Dallas bank in trust for the retirement plan and benefit of Mr. Fulgham.

(2) The address of Messrs. Irvin, Lester, and Milton Levy is P.O. Box 152170, Irving, Texas 75015. The definition of beneficial ownership under the rules and regulations of the Securities and Exchange Commission requires inclusion of the same 29,000 shares held as cotrustees by Messrs. Irvin, Lester, and Milton Levy for a family trust in the totals listed above for each of Messrs. Irvin, Lester, and Milton Levy.

(3) Irvin L. Levy owns a life estate interest in 1,000,000 shares included in the table over which he has sole voting and investment power, and his children own a remainder interest in such 1,000,000 shares. The table includes the following shares, beneficial ownership of which Irvin L. Levy disclaims: 25,633 shares held as trustee for his grandnephews and grandniece over which he has sole voting and investment power, and 29,000 shares held as cotrustee with his brothers for a family trust over which he shares voting and investment power.




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(4) Lester A. Levy owns a life estate interest in 625,194 shares included in the table over which he has sole voting and investment power, and his children own a remainder interest in such 625,194 shares. The table includes the following shares, beneficial ownership of which Lester A. Levy disclaims: 18,337 shares held as trustee for his grandnieces over which he has sole voting and investment power, and 29,000 shares held as cotrustee with his brothers for a family trust over which he shares voting and investment power.

(5) The table includes the following shares beneficial ownership of which Milton P. Levy, Jr. disclaims: 34,448 shares owned by his wife over which he has no voting or investment power, 29,000 shares held as cotrustee with his brothers for a family trust over which he shares voting and investment power, and 2,106 shares held as cotrustee with his daughters for their benefit over which he shares voting and investment power.

(6) Windsor Association, Inc., of which Mr. Trim is president, has a corporate policy against its employees owning any publicly traded securities.


                             SELECTION OF AUDITORS

    The Board of Directors has appointed KPMG Peat Marwick, Certified Public Accountants, to continue to be the principal independent auditors of NCH, subject to stockholder ratification at the Meeting. A representative of that firm has been requested to be present at the Meeting and will have an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.


                           PROPOSALS OF STOCKHOLDERS

    Stockholders of NCH who intend to present a proposal for action at the 1995 Annual Meeting of Stockholders of NCH must notify NCH's management of such intention by notice received at NCH's principal executive offices not less than 120 days in advance of June 22, 1995, for such proposal to be included in NCH's proxy statement and form of proxy relating to such meeting.


                                 ANNUAL REPORT

    The Annual Report for the year ended April 30, 1994, is being mailed to stockholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material. NCH will provide without charge to each stockholder to whom this Proxy Statement and the accompanying form of proxy are sent, on the written request of such person, a copy of NCH's annual report on Form 10-K for the fiscal year ended April 30, 1994, including the financial statements and the financial statement schedules, required to be filed with the Securities and Exchange Commission. Requests should be directed to NCH Corporation, Attention: Secretary, P. O. Box 152170, Irving, Texas 75015.

                                                 Irvin L. Levy,
                                                 President
Irving, Texas
Dated:  June 22, 1994

/X/ Please mark your votes as in this example.

                             FOR     WITHHOLD AUTHORITY
1. Election of Directors     / /            / /

Nominees are:
Jerrold M. Trim and Irvin L. Levy

Instruction: To withhold authority to vote for all nominees, mark the Withhold Authority box. To withhold authority to vote for any individual nominee, write the nominee's name on the line above.


2. Proposal to approve the incentive bonus plan for members of the Executive Committee of the Board of Directors as described in the proxy statement for the 1994 annual meeting of stockholders:
FOR / /  AGAINST / / ABSTAIN / /

3. Proposal to ratify the appointment of KPMG Peat Marwick as independent auditors of NCH Corporation:
FOR / / AGAINST / / ABSTAIN / /

4. In their discretion, the proxies are authorized to vote upon any other matters that may properly come before the meeting or any adjournment thereof, subject to the limitations set forth in the applicable regulations under the Securities Exchange Act of 1934. FOR / / AGAINST / / ABSTAIN / /


SIGNATURE_____________________________DATE_________________, 1994

SIGNATURE IF HELD JOINTLY___________________________________
DATE__________________, 1994

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer or partner, please indicated full title and capacity.


SEE REVERSE SIDE















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


PROXY


                         NCH CORPORATION
         ANNUAL MEETING OF STOCKHOLDERS - JULY 28, 1994
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


The undersigned, revoking all prior proxies, hereby appoints James H. Stone, Tom Hetzer, and Joe Cleveland, and any one or more of them, proxy or proxies, with full power of substitution in each, and hereby authorizes them to vote for the undersigned and in the undersigned's name, all shares of common stock of NCH Corporation (the "Company") standing in the name of the undersigned on June 1, 1994, as if the undersigned were personally present and voting at the Company's annual meeting of stockholders to be held on July 28, 1994, in Dallas, Texas, and at any adjournment thereof, upon the matters set forth on the reverse side hereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THEN THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3, AND IN THE PROXIES' DISCRETION ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING MATTERS INCIDENT TO THE CONDUCT OF SUCH MEETING.




  (Continued and to be signed on reverse side)
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